Exhibit 99.6

Raybor Management Inc.

Proforma Balance Sheet

May 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$866,122
Accounts receivable, net	1,339,605
Deferred Mail Costs	3,968,128
Notes receivable, net	267,671
Other	115,902

Total current assets	6,557,428
Property and equipment, net	3,109,461
Notes receivable—long term	57,665

Total assets	$9,724,554

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$658,497
Accrued liabilities	783,545
Current portion of long-term debt	33,955
Current portion of capital leases	107,383
Line of credit	402,520
Notes payable	1,456,346
Income taxes payable	752,757
Deferred revenue	1,262,923

Total current liabilities	5,457,926
Long-term liabilities:
Capital lease obligations	576,524
Long-term debt, net	1,160,784

Total long-term liabilities	1,737,308

Total liabilities	7,195,234
Stockholders equity:
Common stock	672,996
Retained earnings	1,856,324

Total stockholders equity	2,529,320
Total liabilities & stockholders equity	$9,724,554

Raybor Management, Inc.

Proforma Statement of Operations

For the five months ended May 31, 2003

Revenues:
Magazine subscription sales	$8,192,163
Net patient revenues	670,872
Other	116,459

Total revenues	8,979,494
Cost of sales:
Amortization of deferred mailing costs	5,090,320
Medical related	106,371
Other	25,929

Total cost of sales	5,222,620

Gross profit	3,756,874
Operating expenses	1,967,894

Income from operations	1,788,980
Other income:
Interest income	1,369

Income before income taxes	1,790,349
Provision for income taxes	751,947

Net income	$1,038,402

Earnings per share	$0.03
Average common stock and common equivalent shares outstanding	34,156,180